Exhibit 10.9

Silent Partnership Agreement

Between the Company

PharmGenomics GmbH, Robert-Koch-Str. 50, 55129 Mainz, Germany

- hereinafter also referred to as the “Participant” -

and the

[______________________]

- hereinafter also referred to as the “Participation Provider” -

§ 1

Overview

(1)	The Participation Provider agrees to be a silent partner in the commercial enterprise operated by the Participant in accordance with the following provisions set forth in this Silent Partnership Agreement (the “Agreement”).

(2)	This Agreement shall become effective upon fulfilment of the requirements set forth in § 4 by the Participant, but no earlier than the day following the signing of this Agreement by all Parties.

§ 2

Contribution

(1)	The Participation Provider makes a contribution of EUR [________] ([_____________] thousand euros) in cash (the “Contribution”).

(2)	The Contribution shall be made in accordance with and upon fulfilment of the provisions of this Agreement, including Annexes 1 to 4, by way of a call for corresponding funds by the Participant.

(3)	The Participant may refuse to pay the Contribution if there are reasons which would entitle it to terminate the agreement in accordance with § 16 (2) of this agreement or if the Participant is insolvent or threatened with insolvency in accordance with §§ 17, 18 of the German Insolvency Statute (the “InsO”) as amended or if the Participant is over-indebted in accordance with § 19 of the InsO as amended, even if no application for the opening of insolvency proceedings has been filed.

(4)	The Participant is only entitled to dispose of the Contribution as defined in the preceding paragraphs to third parties with the prior consent of the Participation Provider.

(5)	There is no obligation on the part of the Participation Provider to make additional contributions.

§ 3

Use of Funds

The funds made available by the Participation Provider on the basis of this Agreement may only be used by the Participant to finance the project described in below and in § 3 :

Residual development and market launch of further genetic tests in the field of “in vitro diagnostics”.

The total amount of the project costs should not exceed EUR [________] ([_____________] euros) or the cost/financing plan for the project set forth in Annex 1 and the implementation of the “ERP Start-up Funding Plan,” attached as Annex 4.

§ 4

Effect of the contract

The effectiveness of the contract is dependent on the fulfilment of the following conditions:

(1)	Full financing of the project

●	Commitment of [€________] for open participation in the total amount of [€_________];

●	Commitment of the FIB for an open participation in the total amount of [€_______];

●	Commitment for silent participations in the amount of [€_________].

(2)	Submission of a current certificate in tax matters from the responsible tax office in the original.

(3)	Before the Contribution, the acquisition of shares must have been carried out in accordance with the standards of the Participation Provider under an open participation agreement and an amendment of the articles of association.

(4)	Before the Contribution, Participant must demonstrate that it owns the entire right, title and interest in its patents, trademarks, copyrights, trade secrets, know-how and other proprietary material and concepts (“Intellectual Property”), and demonstrate that no claims have been asserted challenging Participant’s inventorship, ownership or right to use the Intellectual Property. Possible future patent applications must be disclosed by Participant.

(5)	All documents to be submitted must not give rise to any concerns.

§ 5

Call for funds

(1)	The Participation Provider shall make available the Contribution in accordance with the following provisions:

The payment of the Contribution will be made in two tranches and is subject to the condition that the Participant is satisfying the submitted business plan set forth in Annex 4.

The Participant and Participation Provider agree to the following:

The conditions set forth in Annex 4 must be fulfilled before a first payment of € [________] is made by [________] .

All relevant evidence must be provided in writing by PharmGenomics GmbH.

Before a second disbursement in the amount of € [______] is made by [________] at the latest, the requirements set forth in Annex 4 must be met.

Revenues are reported using BWAs. Other operating income is evidenced by grant notices, quarterly payment requests and bank statements. EBITDA is evidenced by appropriate supporting documentation from a tax accountant’s office or auditor.

If the above requirements are not met, the Participation Provider is not obliged to disburse the Contribution. If the above requirements for the call of funds are met, the Participant may call for the Contribution immediately and in the amount provided.

(2)	The Participation Provider assumes that the Contribution will be called by the Participant in accordance with the cost/financing plan, but no later than [_____________]. If the first tranche is not called by this date, this agreement shall end without the need for written termination.

§ 6

Repayment of appropriations in the event of misuse

The Participation Provider shall be entitled to repayment of the portion of the Contribution not used immediately or in full for the purpose stipulated in § 3 of this Agreement. The funds may only be called up again once the conditions for their appropriate use have been met. Statutory rights of recovery as well as the other provisions of this Agreement shall remain unaffected by the provision pursuant to § 6 of this Agreement.

§ 7

Duration of the silent partnership

The silent partnership begins with the payment of the Contribution or, in the case of partial payment, with the payment of the first tranche. The silent partnership established by this contract ends regularly with the full repayment of the contribution in accordance with the provisions of this contract, but no later than [________________].

§ 8

Financial year

The fiscal year of the silent partnership corresponds to that of the Participant. The financial year of the Participant ends on December 31.

§ 9

Remuneration

(1)	The Participant owes the Participation Provider a minimum remuneration of [___]% of the Contribution or portion of the Contribution made (the “Renumeration “). The Remuneration is due in arrears on 30 June 30 and December 31 of each year.

(2)	In addition to the Renumeration, the Participation Provider receives a share of the Participant’s annual net income before taxes as determined in accordance with subsection a) below. This amounts to [____]% of the net income before taxes, but not more than [___]%of the amount invested (profit-related remuneration); however, for a period in which the Participation Provider holds more than one silent participation in the Participant, it only receives a total of 50 % of the net income before taxes.

a)	The profit participation of the Participation Provider shall be determined on the basis of the pre-tax annual net profit determined in the commercial balance sheet of the Participant before taking into account the profit share attributable to the Participation Provider. The annual net income before taxes determined in accordance with this section shall form the basis for the calculation of the profit participation of the provider of the participation after the corrections carried out below have been made:

●	Managing directors’ salaries of the Participant and other payments to managing directors (e.g. bonuses, pension provisions) are to be added to the annual result.

●	Special reserves with an equity portion and tax-exempt reserves are allocated to profit or loss when they are created and deducted when they are released.

b)	The profit-related remuneration payable is to be paid to the Participation Provider within two weeks of the preparation of the annual financial statements.

c)	If the annual financial statements of the Participant are amended, the amended amounts shall also be taken into account when determining the Participant’s profit participation. Compensation payments are to be made by the Participant within four weeks after the amendment of the corresponding tax assessment notices has become final.

(3)	The Participation Provider is entitled to demand a one-off remuneration (final remuneration) at the end of the investment term. The final remuneration amounts to [___] % of the Participation Provider’s contribution.

(4)	If the annual financial statements are not available within six months of the end of the financial year, an amount of [____]% of the Contribution shall be paid in advance as profit-related remuneration. If, after the annual financial statements are available, it becomes apparent that the advance payment of the profit-related remuneration has not been made or has not been made in full, the participant may demand that the overpaid amount be refunded. The participant is not entitled to interest on the overpaid amount.

(5)	Any capital gains tax incurred shall be borne by the Participation Provider. The registration and payment of the capital gains tax and the solidarity surcharge - as long as this is levied - is carried out by the participant. The Participant shall promptly issue a tax certificate in accordance with section 45a(2) of the German Income Tax Law (“EStG”) for the amounts remitted and forward it to the Provider.

(6)	The Participant authorises the Participation Provider to collect all remuneration pursuant to this § 9 by direct debit from the following account:

Bank:

Account holder:

Account no.:

Bank code:

or

IBAN:

BIC:

§ 10

Accounts of the Participation Provider; withdrawals

The Contribution must be entered by the Participant in a separate account for accounting purposes. Withdrawals by the Participation Provider from this account are excluded during the term of the participation.

§ 11

Loss participation, subordination

(1)	The Particidpating Provider does not participate in the loss of the participant with his contribution.

(2)	Provided that

-	any other silent partners make a subordination to the extent set out below and maintain it for the duration of their silent participation; and

-	all other shareholders make subordination declarations with regard to their claims of all kinds against the Participant and maintain them for their contractual term in order to avoid over-indebtedness under section 19 of InsO, as amended), the Participant shall, in any insolvency proceedings relating to the assets of the Participant, subordinate its claim for repayment of the contribution in accordance with sections 19(2) and 39(2) of InsO to the claims specified in section 39(1) of InsO.

To the extent and as long as this is necessary to avoid over-indebtedness, the provider of the participation may demand repayment of the contributions, even outside of insolvency proceedings, only to the extent that payment can be made from a balance sheet profit, a liquidation surplus or the assets exceeding the other liabilities of the participant in the participation.

Insofar as creditors of the Participant have also submitted a declaration of subordination or comparable declarations, the Participation Provider shall rank pari passu with these creditors if the requirements of sentence 2 are met.

However, in relation to creditors who are shareholders of the Participant or close relatives of a shareholder within the meaning of § 15 of the German Fiscal Code (“AO”) or companies affiliated with a shareholder within the meaning of §§ 15 et seq. of the German Stock Corporation Act (“AktG”), the deposit claim of the Participation Provider shall, however, be satisfied with priority if the requirements of sentence 2 of §§ 15 et seq.of the AktG are met.

§ 12

Management
Transactions requiring approval

(1)	Management is the sole responsibility of the Participant.

(2)	The Participant is obliged to obtain the prior consent of the principal in the case of legal transactions and actions that go beyond the scope of normal business operations and may have a not merely insignificant impact on the net assets and results of operations. The prior consent of the principal is required in particular for the following measures:

a)	Change of the object of the Participant;

b)	Conversions within the meaning of the German Transformation Act (“UmwG”);

c)	Changes in the corporate relationships, in particular the admission of further shareholders including the establishment of further silent partnerships as well as their premature termination and/or repayment;

d)	Appointment and dismissal of managing directors;

e)	Determination of the level of directors’ salaries;

f)	Hiring and firing of employees with an annual income of more than EUR 60,000 and their remuneration in any form;

g)	Acquisition of or participation in other companies and their disposal;

h)	Abandonment, sale, lease or relocation of the business or significant parts of the business;

i)	the not merely insignificant expansion, restriction or other change in the scope of business;

j)	Establishment of branches;

k)	Acquisition, sale or encumbrance of real estate or rights equivalent to real estate and sale or encumbrance of other not insignificant assets of the Participant;

l)	Assumption of guarantees or warranties for third parties, granting of loans, if and to the extent that the assumption or granting goes beyond the ordinary course of business;

m)	Repayment of loans to shareholders;

n)	Conclusion, amendment or cancellation of control, profit and loss transfer agreements;

o)	Conclusion, termination, amendment and extension of consultancy contracts of all kinds with a remuneration of more than EUR 15,000 per annum;

p)	Assumption of obligations for investments that are not included in the project financing by the equity provider and that exceed the amount of EUR 50,000 or in the case of leasing, rental or lease agreements that exceed the amount of EUR 3,000 per month;

q)	Disposition of industrial property rights as well as conclusion and termination of patent, license, know-how, distribution and cooperation agreements, if and to the extent that the disposition, conclusion or termination of the agreement goes beyond the ordinary course of business.

(3)	It must be ensured that there are no transfers of assets of any kind, in particular as a result of changes in the shareholder structure, Participant spin-offs or splits, conversions, increases in managing directors’ salaries/executive board remuneration, sales of Participant assets to relatives, employment of relatives and/or other (legal) transactions at non-market conditions.

(4)	Profit distributions to the shareholders may only be made once all due payment obligations to the Participation Provider, including any arrears, have been fulfilled. Statutory regulations on the admissibility of profit distributions in terms of reason and amount remain unaffected by the regulation pursuant to section 12(1).

(5)	Insofar as legal transactions and actions have been undertaken in breach of the above paragraphs 2 to 4, the Participation Provider shall be placed in the position it would have been in if the legal transaction or action had not been undertaken, in particular when calculating its payment claims in accordance with § 9 of this Agreement. Further rights of the Participation Provider, in particular to termination of this Agreement or any claims for damages, shall remain unaffected by the provision pursuant to section 12(1).

§ 13

Information obligations of the Participant; proof of use of funds

(1)	The Participant must provide the Participation Provider with evidence of the proper use of the funds within [ ] months of the end of the project period, but no later than the end of the sixth month following the request for the second tranche of the contribution. Upon request by the Participation Provider, the Participant is additionally obliged to submit proof of interim use of funds within a period of four weeks.

(2)	The Participant shall prepare its annual financial statements within the first five months after the end of each financial year and shall submit them to the Participation Provider in writing before they are adopted. Objections to the annual financial statements may only be raised by the Participation Provider within three weeks of receipt of the annual financial statements.

(3)	The Participant is obliged to submit to the Participation Provider within the first six months of the following financial year the audited balance sheet with profit and loss account as well as the audit report. In addition, the annual financial statements of subsidiaries, affiliated companies and, if applicable, existing consolidated financial statements must be submitted to the Participant within the same period. If the completion of annual financial statements is delayed, this must be notified to the provider of the participation, stating the reasons and submitting the necessary documents. In this case, the preliminary figures are to be submitted first with a confirmation from a tax advisor.

(4)	The Participant shall, without being requested to do so, fulfil the submission and reporting obligations vis-à-vis the provider of the equity participation set out in Section II.7 of the Principles of Equity Participation within the deadlines specified.

(5)	Furthermore, the Participant undertakes to inform the Participation Provider without delay of any circumstances that may jeopardise the purpose of the Participation and/or cause considerable delays in the funded project.

§ 14

Control rights of the Participation Provider

(1)	The Participation Provider and/or its agents shall be entitled to monitor and inspect the Participant, in particular with regard to the use of funds agreed in this Agreement. The Participant and its agents may demand all necessary information from the Participant, inspect its business documents, including tax files, and visit the Participant’s premises at any time. The Federal Audit Office and the Federal Ministry for Economic Affairs and Energy (BMWi) have corresponding monitoring and inspection rights. An auditor may also be commissioned to carry out the monitoring and review.

(2)	The Participation Provider reserves the right to demand the involvement of external consultants if deficits are identified in the commercial and/or business management area. This is particularly the case if the reporting system to be provided to the Participation Provider does not meet the required standard.

(3)	The Participation Provider shall have a claim against the Participant for reimbursement of the costs incurred in the course of the monitoring and review insofar as the Participant is responsible for the reason for the specific monitoring or review measures. This shall be the case in particular if the Participant has not or not sufficiently complied with the information obligations set out in § 13 of this Agreement despite having given notice of defects within 2 weeks.

§ 15

Release from secrecy

The Participant releases the guarantor from the duty of confidentiality vis-à-vis its Participants, including their executive bodies, the bodies authorised to audit in connection with the acquisition of the participation, as well as vis-à-vis the Federal Audit Office and the Federal Ministry of Economics and Technology. Furthermore, the Participant is released from the duty of confidentiality insofar as it is legally obligated to provide information to third parties or provides information to third parties who are themselves legally obligated to maintain confidentiality. In addition, the Participant releases its principal bank from the duty of confidentiality vis-à-vis the Participation Sponsor.

§ 16

Early termination of the Participant

(1)	The participant is entitled to terminate the participation prematurely in whole or in part subject to a notice period of 12 months. Notice of termination shall be given to the Participation Provider by registered letter. Ordinary termination by the Participation Provider is excluded during the term of the contract.

(2)	The provider of the participation may only terminate the Participant prematurely without notice if there is good cause. Good cause shall be deemed to exist in particular if

a)	the Participant or its shareholders have provided incorrect information about their financial circumstances or the conditions for the acquisition of the participation were not met;

b)	the Participant does not fulfil its obligations arising from this Agreement, in particular

●	the funds are not used for the intended purpose, or

●	fails to obtain prior consent to legal transactions requiring consent within the meaning of section 12(2) or infringes section 12(3) or (4), or

●	fails to submit tax certificates in accordance with Section 45a (2) of the German Income Tax Act within two months of the due date of the payments for which the certificates are to be issued, or

●	fails to comply with the submission and reporting obligations pursuant to § 13 within 2 weeks despite notification of defects;

c)	the repayment of the investment is at risk. Such a risk exists in particular if

●	insolvency proceedings have been opened with respect to the assets of the participant or have been rejected for lack of assets or an out-of-court settlement (deferral, quota or liquidation settlement) has been concluded to which all or a group of comparable creditors have agreed, or

●	the Participant ceases to make payments, or

●	in the opinion of the Participation Provider, the economic situation of the Participant is unlikely to improve in the event of continuing losses;

d)	the know-how provider(s) who, at the time of conclusion of this Agreement, is (are) no longer a full-time member of the management of the Participant.

(3)	If the Participant ends prematurely as a result of termination on the part of the participant or as a result of termination on the part of the Participation Provider for good cause for which the participant is responsible, the Participation Provider may demand a premium. This does not apply to a termination pursuant to paragraph 2 c) above. The premium amounts to 2.0 % p.a. of the terminated amount and is calculated for the period by which the agreed participation term is reduced (settlement to the day).

(4)	If the Participation Provider’s contribution has not yet been made or has not been made in full at the time of termination, the Participation Provider shall be released from his obligation to make a contribution upon the declaration of termination.

§ 17

Repayment of the contribution; due date

(1)	In the event of termination of the Participant, in particular due to the passage of time or termination, the contribution shall be due for repayment in the amount of the nominal amount less any partial payments already made on the nominal amount.

(2)	At the same time, the Renumeration as well as, if applicable, the terminal bonus and the premium are due for payment.

§ 18

Remuneration surcharges

(1)	If, during the existence of the silent partnership, payments are not made on the contractually agreed dates, interest is payable on them at the rate of 1% per month for each month or part thereof of non-payment.

(2)	Upon termination of the silent partnership, interest shall be paid on the total receivables due to the Participation Provider from the due date until receipt of payment at a rate of at least 1% per month for each month or part thereof.

(3)	The Participation Provider reserve the right to assert further damage caused by delay.

§ 19

Insurance

The Participant shall keep its business operations adequately insured against the usual risks. The equity provider may require the conclusion of term life insurance for individual know-how holders.

§ 20

Place of performance and jurisdiction

The place of performance and jurisdiction for legal disputes arising from this contractual relationship is the domicile of the Participation Provider.

§ 21

Supplementary provisions

Possible future patent applications must be filed by PharmGenomics GmbH.

§ 22

“intentionally released”

§ 23

Subsidiary agreements; severability clause

(1)	No ancillary agreements outside of this contract have been made.

(2)	Amendments or supplements to this contract must be made in writing. This also applies to compliance with the written form requirement.

(3)	Should any provision of this contract be legally invalid, this shall not affect the remaining provisions. In such a case, the contracting parties shall be obliged to replace the legally ineffective provisions with legally effective provisions which economically correspond to the meaning and purpose of the contract.

PharmGenomics GmbH	COMPANY

Participant	Participation Provider

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

Attachments:	Annex 1: Cost/Financing Plan
Annex 2: Personal statement of the management
Annex 3: Anti-Money Laundering Amendment
Annex 4: ERP Start-up Funding Plan

Annex 1

Cost/Financing Plan

Cost plan	€	Financing plan	€
Investments		Silent Partnership
non-investive expenditures		Private Participation Providers
Market launch costs		ISB companies
Total		Total

Project duration:

Annex 2

Personal Statement of the Management

Pursuant to § 12 of the agreement on the establishment of a typical silent partnership, the Participant is obliged to obtain the prior consent of the Participation Provider for legal transactions and actions that go beyond the scope of normal business operations and may have a not merely insignificant impact on the net assets and results of operations. The prior consent of the principal is required in particular for the following measures:

a)	Change of the object of the Participant;

b)	Conversions within the meaning of the UmwG;

c)	Changes in the corporate relationships, in particular the admission of further shareholders including the establishment of further silent partnerships as well as their premature termination and/or repayment;

d)	Appointment and dismissal of executive officers;

e)	Determination of the amount of directors’ salaries/remuneration;

f)	Hiring and firing of employees with an annual income of more than EUR 60,000 and their remuneration in any form;

g)	Acquisition of or participation in other companies and their disposal;

h)	Abandonment, sale, lease or relocation of the business or significant parts of the business;

i)	the not merely insignificant expansion, restriction or other change in the scope of business;

j)	Establishment of branches;

k)	Acquisition, sale or encumbrance of real estate or rights equivalent to real estate and sale or encumbrance of other not insignificant assets of the Participant;

l)	Assumption of guarantees or warranties for third parties, granting of loans, if and to the extent that the assumption or granting goes beyond the ordinary course of business;

m)	Repayment of loans to shareholders;

n)	Conclusion, amendment or cancellation of profit and loss transfer agreements;

o)	Conclusion, termination, amendment and extension of consultancy contracts of all kinds with a remuneration of more than EUR 15,000 per annum;

p)	Assumption of obligations for investments that are not included in the project financing by the equity provider and that exceed the amount of EUR 50,000 or, in the case of leasing, rental or lease agreements, that exceed the amount of EUR 3,000 per month;

q)	Disposition of industrial property rights as well as conclusion and termination of patent, license, know-how, distribution and cooperation agreements, if and to the extent that the disposition, conclusion or termination of the agreement goes beyond the ordinary course of business;

Furthermore, it must be ensured that there are no transfers of assets of any kind, in particular as a result of changes in the shareholder structure, spin-offs or splits of businesses, conversions, increases in managing directors’ salaries/executive board remuneration, sales of business assets to relatives, employment of relatives and/or other (legal) transactions at non-market conditions.

In addition, profit distributions to the shareholders may only be made once all due payment obligations to the Participation Provider, including any arrears, have been fulfilled. Statutory regulations on the admissibility of profit distributions in terms of reason and amount remain unaffected by the above provision.

The undersigned hereby declare that they will not participate in any legal transactions and actions that violate the above provisions and, in the event of a violation of this obligation, that they will be personally liable to the Participation Provider for all damages and losses resulting from such participation.

The signatories undertake to place their labour at the disposal of the Participant only, unless the contracting parties decide otherwise.

Until their departure, the signatories may neither enter into a participation in another Participant nor found a Participant that competes with the Participant without the consent of the provider of the participation. Excluded are purely capital participations below 2% of the capital of the Participant in which this purely capital participation takes place, provided that the purely capital participation does not exceed EUR 10,000.

PharmGenomics GmbH

By:
Name:
Title:
Date:

Annex 3

Anti-Money Laundering Amendment

1)	In order to satisfy the identification requirement under the German Anti-Money Laundering Act or Geldwäschegesetz (GwG) , the Participant undertakes to provide the necessary information pursuant to Section 4 of the GwG.

2)	The Participant shall disclose the extent that it is acting on behalf of a beneficial owner within the meaning of Section 1 (6) of the GwG.

3)	If the Participant is not a natural person, the Participant is required to disclose its ownership and control structure, including the percentage of capital and voting shares.

4.	The Participant shall disclose if it is, within the meaning of the GwG, a natural person not residing in Germany who holds or has held an important public office, or an immediate family member of such a person or a person known to be close to such a person. Disclosure is not required if the public office has not been held for more than one year.

5	Insofar as the cooperation of the Participant is necessary for the Equity Provider to fulfil its obligations resulting from the GwG (e.g. in the establishment of the business relationship or in the ongoing monitoring of the business relationship), the Participant shall be obliged to cooperate to the extent required, in particular it shall provide the necessary details, make available the necessary information and documents and immediately notify any changes arising in the course of the business relationship.

6)	If the Participant violates its aforementioned obligations, the Provider of the Participation may refuse to establish a business relationship or may terminate an existing business relationship by giving notice or by other means and shall not be obliged to carry out any Transactions.

PharmGenomics GmbH

By:
Name:
Title:
Date:

Annex 4

ERP Start-Up Funding Plan